EXHIBIT 21
List of Subsidiaries of the Registrant

Names Under Which
	Jurisdiction of	Subsidiary does
	Incorporation	Business
NBT Bancorp Inc. Subsidiaries:
NBT Bank, National Association	Organized in the United States of America	NBT Bank
NBT Financial Services, Inc.	Delaware	NBT Financial Services
Hathaway Agency, Inc.	New York	Hathaway Agency
CNBF Capital Trust I	Delaware	CNBF Capital Trust I
NBT Statutory Trust I	Delaware	NBT Statutory Trust I
NBT Statutory Trust II	Delaware	NBT Statutory Trust II
NBT Holdings, Inc.	New York	NBT Holdings
Alliance Financial Capital Trust I	Delaware	Alliance Financial Capital Trust I
Alliance Financial Capital Trust II	Delaware	Alliance Financial Capital Trust II

NBT Bank, National Association Subsidiaries:
NBT Capital Corp.	New York	NBT Capital Corp.
LA Lease, Inc.	Pennsylvania	LA Lease
Colonial Financial Services, Inc.	New York	Colonial Financial Services
NBT Services, Inc.	Delaware	NBT Services
Broad Street Property Associates, Inc.	New York	Broad Street Property Associates
Pennstar Bank Services Company	Delaware	Pennstar Bank Services
FNB Financial Services, Inc.	Delaware	FNB Financial Services
CNB Realty Trust	Maryland	CNB Realty Trust
Alliance Preferred Funding Corp.	Delaware	Alliance Preferred Funding
Alliance Leasing, Inc.	New York	Alliance Leasing

NBT Financial Services, Inc. Subsidiaries:
Pennstar Financial Services, Inc.	Pennsylvania	Pennstar Financial Services
EPIC Advisors, Inc.	New York	EPIC Advisors
Columbia Ridge Capital Management, Inc.	New York	Columbia Ridge Capital Management

NBT Holdings, Inc. Subsidiaries:
NBT Insurance Agency, LLC	New York	NBT - Mang Insurance Agency